Exhibit 99.1

KLX Energy Services Holdings, Inc. Reports Fiscal Third Quarter 2021 Results

HOUSTON, Dec. 9, 2021 /PRNewswire/ -- KLX Energy Services Holdings, Inc. (Nasdaq: KLXE) ("KLXE" or the "Company") today reported its financial results for the fiscal third quarter ended October 31, 2021.

Fiscal Third Quarter 2021 Highlights

  Fiscal third quarter 2021 revenue of $139.0 million increased $27.1 million, or 24.2%, sequentially, from the fiscal second quarter
  Fiscal third quarter 2021 net loss was $18.8 million, improving 24.8% compared to a net loss of $25.0 million for the fiscal second quarter
  Fiscal third quarter 2021 Adjusted EBITDA of $5.0 million, increased $4.4 million, or 733.3% sequentially, from the second fiscal quarter
  Fiscal third quarter ending cash balance of $40.8 million increased $1.4 million, or 3.6% sequentially, from the second fiscal quarter
  Fiscal third quarter available liquidity position of $70.8 million increased $13.6 million, or 23.8%, from the fiscal second quarter

*See "Non-GAAP Financial Measures" at the end of this release for a discussion of Adjusted EBITDA, Adjusted EBITDA margin, free cash flow, net working capital and their reconciliation to the most directly comparable financial measure calculated and presented in accordance with U.S. generally accepted accounting principles ("GAAP"). We have not provided reconciliations of our future expectations as to Adjusted EBITDA or Adjusted EBITDA margin as such reconciliation is not available without unreasonable efforts.

Chris Baker, President and Chief Executive Officer of KLXE, stated, "We are very pleased that our fiscal third quarter revenue grew 24.2% sequentially, exceeding our guidance of 8% to 12%. This sequential improvement was supported by higher activity levels and pricing discipline across many of our service lines. Fueled by our improved topline, our merger synergies, and additional incremental cost savings realized during the fiscal third quarter, Adjusted EBITDA increased sequentially by $4.4 million from fiscal second quarter 2021 levels and generated positive Adjusted EBITDA for the second consecutive quarter.

"Looking forward, we believe the market remains constructive for KLXE despite recent headwinds. We expect improved pricing and activity will continue to drive positive results, with pro forma(1) calendar fourth quarter revenue expected to be between $140 million and $145 million, which would equate to a sequential revenue increase of approximately 9% to 13% when compared to the calendar third quarter," concluded Baker.

(1) Pro forma refers to the three months ending 12/31/2021

Fiscal Third Quarter 2021 Financial Results

Revenue for the fiscal third quarter 2021 totaled $139.0 million, an increase of 24.2%, compared to fiscal second quarter 2021 revenue of $111.9 million. The sequential increase in revenue reflects a combination of higher price and increased activity. In the current quarter, rig count increased by 56 rigs to 544, as compared to fiscal second quarter 2021. Additionally, pricing has increased materially across most of our product service lines as compared to the second fiscal quarter 2021. On a product line basis, Drilling, Completion, Production and Intervention products and services contributed approximately 27.8%, 48.8%, 14.0% and 9.4% to revenue, respectively, for the fiscal third quarter 2021.

Net loss for the fiscal third quarter 2021 was $18.8 million, compared to a fiscal second quarter 2021 net loss of $25.0 million. Adjusted EBITDA was $5.0 million for the fiscal third quarter 2021, compared to a fiscal second quarter 2021 Adjusted EBITDA of $0.6 million. The improvement in Net Loss and Adjusted EBITDA was the result of the above referenced improvements in pricing and activity combined with a reduced cost structure due to the merger and associated synergies. On an annualized basis, fiscal third quarter Adjusted EBITDA of $20.0 million improved $41.6 million when compared to the same annualized prior year period.

Fiscal Third Quarter 2021 Segment Results

The Company reports results through its three geographic business segments: Rocky Mountains, Southwest and Northeast/Mid-Con.

  Rocky Mountains: Revenue, Operating loss and Adjusted EBITDA for the Rocky Mountains segment, which includes WyCo and the Bakken, was $36.5 million, $1.7 million and $3.5 million, respectively, for the fiscal third quarter 2021. Revenue increased 8.6% and Adjusted EBITDA increased $0.4 million from the fiscal second quarter 2021. The sequential improvements in Revenue, Operating loss and Adjusted EBITDA were driven by stronger utilization and pricing across the vast majority of product lines, primarily led by rentals and technical services.
  Southwest: Revenue, Operating loss and Adjusted EBITDA for the Southwest segment, which includes the Permian and South Texas, was $45.8 million, $4.1 million and $0.8 million, respectively, for the fiscal third quarter 2021. Revenue increased 6.5% and Adjusted EBITDA decreased $1.0 million from the fiscal second quarter 2021. The sequential improvement in Revenue was driven by stronger utilization and pricing across the vast majority of product lines, primarily led by directional drilling, coiled tubing and wireline.
  Northeast/Mid-Con: Revenue, Operating income and Adjusted EBITDA for the Northeast/Mid-Con segment was $56.7 million, $1.7 million and $5.8 million, respectively, for the fiscal third quarter 2021. Revenue increased 60.6% and Adjusted EBITDA increased $5.3 million from the fiscal second quarter 2021. The sequential improvements in Revenue, Operating income and Adjusted EBITDA were driven primarily by our pressure pumping service line and the increase from one spread to two. This segment also experienced stronger utilization and pricing across the vast majority of product lines, including directional drilling, coiled tubing and technical services.

The following is a tabular summary of revenue, operating loss and Adjusted EBITDA for the three-month periods ended October 31, 2021 and July 31, 2021 (in millions of U.S. dollars):

	Three Months Ended
	October 31, 2021	July 31, 2021
Revenue:
Rocky Mountains	$ 36.5	$33.6
Southwest	45.8	43.0
Northeast/Mid-Con	56.7	35.3
Total Revenue	$ 139.0	$111.9

	Three Months Ended
	October 31, 2021	July 31, 2021
Operating income (loss):
Rocky Mountains	$ (1.7)	$(2.2)
Southwest	(4.1)	(3.7)
Northeast/Mid-Con	1.7	(3.8)
Corporate and other	(6.3)	(7.2)
Total Operating loss(1)	$ (10.4)	$(16.9)

(1) Cost of sales includes $2.1 million of lease expense associated with five coiled tubing unit leases within the fiscal third and second quarters of 2021. Stand-up costs of $1.3 million are included within fiscal second quarter 2021.

	Three Months Ended
	October 31, 2021	July 31, 2021
Adjusted EBITDA
Rocky Mountains	$ 3.5	$3.1
Southwest	0.8	1.8
Northeast/Mid-Con	5.8	0.5
Segment Total	10.1	5.4
Corporate and other	(5.1)	(4.8)
Total Adjusted EBITDA (loss)(1),(2)	$ 5.0	$0.6
(1) Excludes one-time costs, as defined in the Reconciliation of Consolidated Net Loss to Adjusted EBITDA (loss) table below, non-cash compensation expense and non-cash asset impairment expense.

(2) Cost of sales includes $2.1 million of lease expense associated with five coiled tubing unit leases within the fiscal third and second quarters of  2021. Stand-up costs of $1.3 million are included within fiscal second quarter 2021.

Balance Sheet and Liquidity

Total long-term debt outstanding as of October 31, 2021 was $274.6 million, compared to $243.9 million as of January 31, 2021. The increase in total debt was driven by borrowings under the ABL Facility. As of October 31, 2021, cash and equivalents totaled $40.8 million. As of October 31, 2021, total liquidity was approximately $80.8 million and available liquidity was approximately $70.8 million, including $30.0 million available on the October 31, 2021 ABL Facility Borrowing Base Certificate, net of $10.0 million Fixed Charge Coverage Ratio ("FCCR") holdback. The Senior Secured Notes bear interest at an annual rate of 11.5%, payable semi-annually in arrears on May 1 and November 1. Accrued interest as of October 31, 2021 was $14.4 million for the Senior Secured Notes and $0.3 million related to the ABL facility.

Net working capital as of October 31, 2021 was $44.4 million, an increase of $4.1 million or 10.2% as compared with July 31, 2021. The increase in net working capital was driven by the sequential increase in activity and corresponding increase in accounts receivable from fiscal second quarter to fiscal third quarter.

Other Financial Information

During the fiscal third quarter KLXE sold 1,070,000 shares under the Equity Distribution Agreement plan for net proceeds of $4.8 million. Year to date in fiscal 2021, KLXE has sold 1,130,216 shares for aggregate net proceeds of $4.8 million.

Year to date in fiscal 2021, the Company has incurred approximately $1.0 million in costs related to testing and treatment of COVID-19, including $0.4 million incurred in the fiscal third quarter.

Our capital expenditures were $1.8 million during the fiscal third quarter 2021, a decrease of $1.7 million compared to capital expenditures of $3.5 million in the fiscal second quarter 2021. Capital spending, during the fiscal three quarters of 2021, was driven primarily by maintenance capital expenditures across our segments and product lines. Based on year-to-date spend of $7.5 million, the Company expects total capital spending to be between $9.0 and $11.0 million for the year ending December 31, 2021, and focused primarily on maintenance capital spending. This is a more than 30% reduction from the previous range of $14.0 to $16.0, partially driven by the change in year-end.

Cost Reduction Update

The Company previously announced the successful implementation of $50.4 million of aggregate annualized merger synergies. In the third quarter 2021, the Company continued to benefit from the full quarterly impact of the annualized synergies.

Modification of Fiscal Year-End

On September 3, 2021, the Board of Directors of the Company adopted the Fourth Amended and Restated Bylaws of the Company, effective as of such date, to change the Company's fiscal year-end from January 31 to December 31, effective beginning with the year ended December 31, 2021. As a result, the Company's current fiscal year 2021 will be shortened from 12 months to 11 months and end on December 31, 2021. The Company is undertaking this change in an effort to normalize our fiscal year-end and improve comparability with our peers.

The Company will file its Annual Report on Form 10-K as its transition report, which will cover the 11 month period from February 1, 2021 to December 31, 2021. The reporting periods and applicable reports for the remainder of fiscal year 2021 are expected to be as follows:

Fiscal Period	Reporting Period	Report to be Filed
Fiscal third quarter 2021	August 1 to October 31, 2021	Quarterly Report on Form 10-Q
Fiscal year 2021 (transition period)	February 1 to December 31, 2021	Transition Report on Form 10-K

The Company intends to begin filing its quarterly reports on Form 10-Q based on the new fiscal year-end beginning with the fiscal first quarter 2022, ending March 31, 2022.

Conference Call Information

KLXE has scheduled a conference call for 9:00 a.m. Central Time (10:00 a.m. Eastern Time) on Friday, December 10, 2021, to review reported results. You may access the call by telephone at 1-201-389-0867 and ask for the KLXE 2021 Fiscal Third Quarter Conference Call. The webcast of the call may also be accessed through the Investor Relations section of the Company's website at https://investor.klxenergy.com/events-and-presentations/events. A replay of the call can be accessed on the Company's website for 90 days and will be available by telephone through December 24, 2021, at 1-201-612-7415, access code 13724939#.

About KLX Energy Services

KLXE is a growth-oriented provider of diversified oilfield services to leading onshore oil and natural gas exploration and production companies operating in both conventional and unconventional plays in all of the active major basins throughout the United States. The Company delivers mission critical oilfield services focused on drilling, completion, production, and intervention activities for the most technically demanding wells from over 50 service and support facilities located throughout the United States. KLXE's complementary suite of proprietary products and specialized services is supported by technically skilled personnel and a broad portfolio of innovative in-house manufacturing, repair and maintenance capabilities. More information is available at www.klxenergy.com.

Forward-Looking Statements and Cautionary Statements

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information to investors. This news release (and any oral statements made regarding the subjects of this release, including on the conference call announced herein) includes forward-looking statements that reflect our current expectations and projections about our future results, performance and prospects. Forward-looking statements include all statements that are not historical in nature and are not current facts. When used in this news release (and any oral statements made regarding the subjects of this release, including on the conference call announced herein), the words "believe," "expect," "plan," "intend," "anticipate," "estimate," "predict," "potential," "continue," "may," "might," "should," "could," "will" or the negative of these terms or similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on our current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events with respect to, among other things: our expected cost synergies related to the Merger; our operating cash flows; the availability of capital and our liquidity; our future revenue, income and operating performance; our ability to sustain and improve our utilization, revenue and margins; our ability to maintain acceptable pricing for our services; future capital expenditures; our ability to finance equipment, working capital and capital expenditures; our ability to execute our long-term growth strategy and to integrate our acquisitions; our ability to successfully develop our research and technology capabilities and implement technological developments and enhancements; and the timing and success of strategic initiatives and special projects.

Forward-looking statements are not assurances of future performance and actual results could differ materially from our historical experience and our present expectations or projections. These forward-looking statements are based on management's current expectations and beliefs, forecasts for our existing operations, experience, expectations and perception of historical trends, current conditions, anticipated future developments and their effect on us and other factors believed to be appropriate. Although management believes the expectations and assumptions reflected in these forward-looking statements are reasonable as and when made, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all). Our forward-looking statements involve significant risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Known material factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, risks associated with the following: a decline in demand for our services, including due to the ongoing COVID-19 pandemic, declining commodity prices, overcapacity and other competitive factors affecting our industry; the cyclical nature and volatility of the oil and gas industry, which impacts the level of exploration, production and development activity and spending patterns by E&P companies; a decline in, or substantial volatility of, crude oil and gas commodity prices, which generally leads to decreased spending by our customers and negatively impacts drilling, completion and production activity; and other risks and uncertainties listed in our filings with the U.S. Securities and Exchange Commission, including our Current Reports on Form 8-K that we file from time to time, Quarterly Reports on Form 10-Q and Annual Report on Form 10-K. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, except as required by law.

KLX Energy Services Holdings, Inc.
Condensed Consolidated Statements of Operations
(In millions of U.S. dollars, except per share amounts)
(Unaudited)

	Three Months Ended
	October 31, 2021	July 31, 2021	October 31, 2020
Revenues	$139.0	$111.9	$70.9
Costs and expenses:
Cost of sales	120.7	99.2	65.6
Depreciation and amortization	13.7	14.5	14.7
Selling, general and administrative expenses	14.8	14.3	14.1
Research and development costs	0.2	0.1	0.1
Impairment and other charges	—	0.2	4.4
Bargain Purchase Gain	—	0.5	2.4
Operating loss	(10.4)	(16.9)	(30.4)
Non-operating expense:
Interest expense, net	8.2	8.0	7.7
Loss before income tax	(18.6)	(24.9)	(38.1)
Income tax expense	0.2	0.1	0.2
Net loss	$(18.8)	$(25.0)	$(38.3)

Net loss per share-basic	$(2.19)	$(2.98)	$(4.56)
Net loss per share-diluted	$(2.19)	$(2.98)	$(4.56)

KLX Energy Services Holdings, Inc.
Condensed Consolidated Balance Sheets
(In millions of U.S. dollars and shares)
(Unaudited)

	October 31, 2021	January 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$40.8	$47.1
Accounts receivable–trade, net of allowance of $6.3 and $6.5	102.9	67.0
Inventories, net	22.7	20.8
Other current assets	11.6	15.8
Total current assets	178.0	150.7
Property and equipment, net	169.7	203.7
Intangible assets, net	2.3	2.5
Other assets	4.8	5.8
Total assets	$354.8	$362.7

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$64.1	$39.4
Accrued interest	14.7	7.2
Accrued liabilities	28.7	29.2
Current portion of capital leases	3.8	1.9
Total current liabilities	111.3	77.7
Long-term debt	274.6	243.9
Long-term capital lease obligations	6.3	4.4
Other non-current liabilities	3.9	4.6
Commitments, contingencies and off-balance sheet arrangements
Stockholders' equity (deficit):
Common stock, $0.01 par value; 110.0 authorized; 10.2 and 8.6 issued	0.1	0.1
Additional paid-in capital	476.6	469.1
Treasury stock, at cost, 0.3 shares and 0.3 shares	(4.3)	(4.0)
Accumulated deficit	(513.7)	(433.1)
Total stockholders' equity (deficit)	(41.3)	32.1
Total liabilities and stockholders' equity (deficit)	$354.8	$362.7

KLX Energy Services Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(In millions of U.S. dollars)
(Unaudited)

	Nine Months Ended
	October 31, 2021	October 31, 2020
Cash flows from operating activities:
Net loss	$(80.6)	$(301.8)
Adjustments to reconcile net loss to net cash flows used in operating activities
Depreciation and amortization	43.6	43.8
Impairment and other charges	0.8	213.1
Non-cash compensation	2.7	17.2
Amortization of deferred financing fees	0.9	1.0
Provision for inventory obsolescence reserve	0.6	2.8
Change in allowance for doubtful accounts	0.4	(9.4)
Gain on disposal of property, equipment and other	(7.1)	(0.2)
Bargain purchase gain	0.5	(38.7)
Changes in operating assets and liabilities:
Accounts receivable	(36.3)	51.5
Inventories	(2.5)	(2.2)
Other current and non-current assets	3.0	7.0
Accounts payable	22.8	(20.2)
Other current and non-current liabilities	8.0	0.3
Net cash flows used in operating activities	(43.2)	(35.8)
Cash flows from investing activities:
Purchases of property and equipment	(7.5)	(11.1)
Proceeds from sale of property and equipment	13.7	1.8
Acquisitions, net of cash acquired	—	(1.0)
Net cash flows provided by (used in) investing activities	6.2	(10.3)
Cash flows from financing activities:
Borrowings from ABL Facility	30.0	—
Purchase of treasury stock	(0.3)	(0.4)
Proceeds from stock issuance, net of costs	4.8	—
Payments on capital lease obligations	(2.0)	—
Change to financed payables	(1.8)	2.8
Net cash flows provided by financing activities	30.7	2.4
Net decrease in cash and cash equivalents	(6.3)	(43.7)
Cash and cash equivalents, beginning of period	47.1	123.5
Cash and cash equivalents, end of period	$40.8	$79.8

Supplemental disclosures of cash flow information:
Cash paid during period for:
Income taxes paid, net of refunds	$0.2	$(0.3)
Interest	15.4	14.8
Supplemental schedule of non-cash activities:
Issuance of common stock and stock based payments for QES acquisition	—	34.7
Change in deposits on capital expenditures	—	(5.6)
Accrued capital expenditures	3.5	0.5

KLX Energy Services Holdings, Inc.
Additional Selected Operating Data
(Unaudited)

Non-GAAP Financial Measures

This release includes Adjusted EBITDA, free cash flow, and net working capital measures. Each of the metrics are "non-GAAP financial measures" as defined in Regulation G of the Securities Exchange Act of 1934.

Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. Adjusted EBITDA is not a measure of net earnings or cash flows as determined by GAAP. We define Adjusted EBITDA as net earnings (loss) before interest, taxes, depreciation and amortization, further adjusted for (i) goodwill and/or long-lived asset impairment charges, (ii) stock-based compensation expense, (iii) restructuring charges, (iv) transaction and integration costs related to acquisitions (v) costs incurred related to the COVID-19 pandemic and (vi) other expenses or charges to exclude certain items that we believe are not reflective of ongoing performance of our business. Adjusted EBITDA is used to calculate the Company's leverage ratio, consistent with the terms of the Company's ABL facility.

We believe Adjusted EBITDA is useful because it allows us to more effectively evaluate our operating performance and compare the results of our operations from period to period without regard to our financing methods or capital structure. We exclude the items listed above in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP, or as an indicator of our operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company's financial performance, such as a company's cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDA. Our computations of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

We define free cash flow as net cash provided by operating activities less capital expenditures and proceeds from sale of property and equipment. Our management uses free cash flow to assess the Company's liquidity and ability to repay maturing debt, fund operations and make additional investments. We believe that free cash flow provides useful information to investors because it is an important indicator of the Company's liquidity, including its ability to reduce net debt, make strategic investments and repurchase stock.

Net working capital is calculated as current assets, excluding cash, less current liabilities, excluding accrued interest and capital lease obligations. We believe that net working capital provides useful information to investors because it is an important indicator of the Company's liquidity.

The following tables present a reconciliation of the non-GAAP financial measures of Adjusted EBITDA to the most directly comparable GAAP financial measure for the periods indicated:

KLX Energy Services Holdings, Inc.
Reconciliation of Consolidated Net Loss to Adjusted EBITDA (Loss)
(In millions of U.S. dollars)
(Unaudited)

	Three Months Ended
	October 31, 2021	July 31, 2021	October 31, 2020
Consolidated net loss (2)	$(18.8)	$(25.0)	$(38.3)
Income tax expense	0.2	0.1	0.2
Interest expense, net	8.2	8.0	7.7
Operating loss	(10.4)	(16.9)	(30.4)
Bargain purchase gain	—	0.5	2.4
Impairment and other charges (1)	—	0.2	4.4
One-time costs, excluding impairment and other charges (1)	0.8	1.3	3.0
Adjusted Operating loss	(9.6)	(14.9)	(20.6)
Depreciation and amortization expense	13.7	14.5	14.7
Non-cash compensation	0.9	1.0	0.5
Adjusted EBITDA (loss)	$5.0	$0.6	$(5.4)

(1) The one-time costs in the fiscal third and second quarters of 2021 relate to non-recurring legal costs, integration costs, costs related to testing and treatment of COVID-19, and additional non-recurring costs. One-time costs and impairment and other charges in the fiscal third quarter 2020 relate to business rationalization and other costs related to the Merger and Integration costs of $1.3 million and $8.5 million, respectively, and other additional adjustments, offset by an insurance reimbursement related to 2019 credit card theft of $2.5 million.

(2) Cost of sales includes $2.1 million of lease expense associated with five coiled tubing unit leases within the fiscal third and second quarters of  2021. Stand-up costs of $1.3 million are included within fiscal second quarter 2021.

KLX Energy Services Holdings, Inc.
Consolidated Adjusted EBITDA Margin (1)
(In millions of U.S. dollars)
(Unaudited)

	Three Months Ended
	October 31, 2021	July 31, 2021	October 31, 2020
Adjusted EBITDA (loss)	$5.0	$0.6	$(5.4)
Revenue	139.0	111.9	70.9
Adjusted EBITDA Margin Percentage	3.6%	0.5%	(7.6)%

(1) Adjusted EBITDA Margin is defined as the quotient of Adjusted EBITDA (loss) and total revenue. Adjusted EBITDA is operating income (loss) excluding one-time costs (as defined above), depreciation and amortization expense, non-cash compensation expense and non-cash asset impairment expense.

Reconciliation of Rocky Mountains Operating Loss to Adjusted EBITDA
(In millions of U.S. dollars)
(Unaudited)

	Three Months Ended
	October 31, 2021	July 31, 2021	October 31, 2020
Rocky Mountains operating loss	$(1.7)	$(2.2)	$(4.6)
One-time costs (1)	—	0.2	0.8
Adjusted operating income (loss)	(1.7)	(2.0)	(3.8)
Depreciation and amortization expense	5.2	5.0	4.1
Non-cash compensation	—	0.1	0.2
Rocky Mountains Adjusted EBITDA	$3.5	$3.1	$0.5

(1) One-time costs are defined in the Reconciliation of Consolidated Net Loss to Adjusted EBITDA (loss) table above. For purposes of segment reconciliation, one-time costs also includes impairment and other charges.

Reconciliation of Southwest Operating Loss to Adjusted EBITDA (Loss)
(In millions of U.S. dollars)
(Unaudited)

	Three Months Ended
	October 31, 2021	July 31, 2021	October 31, 2020
Southwest operating loss	$(4.1)	$(3.7)	$(9.3)
One-time costs (1)	0.3	0.1	0.8
Adjusted Southwest operating loss	(3.8)	(3.6)	(8.5)
Depreciation and amortization expense	4.6	5.4	6.3
Non-cash compensation	—	—	—
Southwest Adjusted EBITDA (loss)	$0.8	$1.8	$(2.2)

(1) One-time costs are defined in the Reconciliation of Consolidated Net Loss to Adjusted EBITDA (loss) table above. For purposes of segment reconciliation, one-time costs also includes impairment and other charges.

Reconciliation of Northeast/Mid-Con Operating Income (Loss) to Adjusted EBITDA
(In millions of U.S. dollars)
(Unaudited)

	Three Months Ended
	October 31, 2021	July 31, 2021	October 31, 2020
Northeast/Mid-Con operating income (loss)	$1.7	$(3.8)	$(5.1)
One-time costs (1)	0.4	0.6	2.7
Adjusted Northeast/Mid-Con operating income (loss)	2.1	(3.2)	(2.4)
Depreciation and amortization expense	3.5	3.6	3.8
Non-cash compensation	0.2	0.1	0.1
Northeast/Mid-Con Adjusted EBITDA	$5.8	$0.5	$1.5

(1) One-time costs are defined in the Reconciliation of Consolidated Net Loss to Adjusted EBITDA (loss) table above. For purposes of segment reconciliation, one-time costs also includes impairment and other charges.

KLX Energy Services Holdings, Inc.
Segment Adjusted EBITDA Margin (1)
(In millions of U.S. dollars)
(Unaudited)

	Three Months Ended
	October 31, 2021	July 31, 2021	October 31, 2020
Rocky Mountains
Adjusted EBITDA	$3.5	$3.1	$0.5
Revenue	36.5	33.6	18.2
Adjusted EBITDA Margin Percentage	9.6%	9.2%	2.7%
Southwest
Adjusted EBITDA (loss)	$0.8	$1.8	$(2.2)
Revenue	45.8	43.0	24.8
Adjusted EBITDA Margin Percentage	1.7%	4.2%	(8.9)%
Northeast/Mid-Con
Adjusted EBITDA	$5.8	$0.5	$1.5
Revenue	56.7	35.3	27.9
Adjusted EBITDA Margin Percentage	10.2%	1.4%	5.4%

(1) Segment Adjusted EBITDA Margin is defined as the quotient of Segment Adjusted EBITDA (loss) and total segment revenue. Segment Adjusted EBITDA (loss) is segment operating income (loss) excluding one-time costs (as defined above), depreciation and amortization expense, non-cash compensation expense and non-cash asset impairment expense.

The following table presents a reconciliation of the non-GAAP financial measure of free cash flow to the most directly comparable GAAP financial measure for the periods indicated:

KLX Energy Services Holdings, Inc.
Reconciliation of Net Cash Flows Used in Operating Activities to Free Cash Flow
(In millions of U.S. dollars)
(Unaudited)
	Three Months Ended
	October 31, 2021	July 31, 2021	October 31, 2020
Net cash flow used in operating activities	$(5.8)	$(26.1)	$(20.3)
Capital expenditures	(1.8)	(3.5)	(2.6)
Proceeds from sale of property and equipment	5.1	2.5	1.4
Free cash flow	$(2.5)	$(27.1)	$(21.5)

The following table presents a reconciliation of the non-GAAP financial measure of net working capital to the most directly comparable GAAP financial measure for the periods indicated:

KLX Energy Services Holdings, Inc.
Reconciliation of Current Assets and Current Liabilities to Net Working Capital
(In millions of U.S. dollars)
(Unaudited)

	As of
	October 31, 2021	July 31, 2021	January 31, 2021
Current assets	$178.0	$151.3	$150.7
Less: Cash	40.8	39.4	47.1
Net current assets	137.2	111.9	103.6
Current liabilities	111.3	80.9	77.7
Less: Accrued interest	14.7	7.4	7.2
Less: Capital lease obligations	3.8	1.9	1.9
Net current liabilities	92.8	71.6	68.6
Net Working Capital	$44.4	$40.3	$35.0

KLX Energy Services Holdings, Inc.
Consolidated SG&A Margin (1)
(In millions of U.S. dollars)
(Unaudited)

	Three Months Ended
	October 31, 2021	July 31, 2021	October 31, 2020
Selling, general and administrative expenses	$14.8	$14.3	$14.1
Revenue	139.0	111.9	70.9
SG&A Margin Percentage	10.6%	12.8%	19.9%
(1) SG&A Margin is defined as the quotient of Selling, general and administrative expenses and total revenue.

Contacts:	KLX Energy Services Holdings, Inc.
Keefer M. Lehner, EVP & CFO
832-930-8066
IR@klxenergy.com

Dennard Lascar Investor Relations
Ken Dennard / Natalie Hairston
713-529-6600
KLXE@dennardlascar.com